                                                                 EXHIBIT 10.1


                                                                 REDACTED

                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                              WARNER CHILCOTT, INC.

                                       AND

                       MEDICIS PHARMACEUTICAL CORPORATION

                         Dated as of September 14, 1999



[REDACTED] Confidential treatment has been requested for certain portions of this document which have been omitted and filed separately with the Secretary of the Securities and Exchange Commission. Omitted portions are indicated by [REDACTED].


                                                         TABLE OF CONTENTS
                                                         -----------------                                               Page
ARTICLE 1 DEFINITIONS......................................................................................................1
           1.1       Definitions...........................................................................................1
ARTICLE 2 PURCHASE AND SALE OF ASSETS......................................................................................4
           2.1       Assets to be Purchased................................................................................4
           2.2       Assumption of Liabilities.............................................................................5
           2.3       Purchase Price........................................................................................5
           2.4       Contingent Payments...................................................................................5
           2.5       Closing Transactions..................................................................................8
           2.6       Right of Set-off.....................................................................................10
ARTICLE 3 CONDITIONS TO CLOSING...........................................................................................10
           3.1       Conditions to Purchaser's Obligations................................................................10
           3.2       Conditions to Seller's Obligations...................................................................11
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLER........................................................................12
           4.1       Organization.........................................................................................12
           4.2       Valid and Binding Agreements.........................................................................13
           4.3       No Violation, Etc....................................................................................13
           4.4       Consents and Approvals; Transfer.....................................................................13
           4.5       Compliance with Law, Etc.............................................................................13
           4.6       Title; Sufficiency of Purchased Assets...............................................................14
           4.7       Intellectual Property................................................................................14
           4.8       Litigation...........................................................................................16
           4.9       Broker's or Finder's Fees............................................................................16
           4.10      Power and Authority..................................................................................16
           4.11      Absence of Certain Changes...........................................................................16
           4.12      Assumed Contracts....................................................................................16
           4.13      Suppliers and Customers..............................................................................16
           4.14      Inventory............................................................................................16
           4.15      Legal Compliance-Food and Drug Administration........................................................17
           4.16      Product Liability....................................................................................18
           4.17      Product Revenues.....................................................................................18
           4.18      Limitations..........................................................................................18
           4.19      Sale of Products in Puerto Rico......................................................................18
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.................................................................18
           5.1       Organization.........................................................................................19
           5.2       Valid and Binding Agreements.........................................................................19
           5.3       No Violation, Etc....................................................................................19


           5.4       Consents and Approvals...............................................................................19
           5.5       Brokers' or Finders' Fees............................................................................19
           5.6       Funds................................................................................................19
ARTICLE 6 INDEMNIFICATION.................................................................................................20
           6.1       Indemnification by Seller............................................................................20
           6.2       Indemnification by Purchaser.........................................................................20
           6.3       Procedures for Control of Third Party Claims.........................................................20
           6.4       Survival of Representations and Warranties...........................................................21
           6.5       Limits on Indemnification............................................................................21
           6.6       Limitation of Consequential and Other Damages........................................................22
           6.7       Assumption of Risk...................................................................................22
ARTICLE 7 COVENANTS.......................................................................................................22
           7.1       Conduct of Business..................................................................................22
           7.2       Regulatory Documents; Recordkeeping..................................................................23
           7.3       Validation Costs.....................................................................................23
           7.4       Assigned Trademarks..................................................................................23
           7.5       Rebates; Chargebacks; Returns; Other Payments to Third Parties.......................................24
           7.6       Third Party Consents.................................................................................24
           7.7       Payments after Closing...............................................................................24
           7.8       Government Consents..................................................................................24
           7.9       Transitional License.................................................................................25
           7.10      Insurance............................................................................................25
           7.11      Access...............................................................................................25
           7.12      Further Assurances...................................................................................25
           7.13      Payment of Taxes.....................................................................................26
           7.14      Noncompetition Agreement.............................................................................26
           7.15      Termination of Legal Action..........................................................................26
           7.16      Permits..............................................................................................27
           7.17      UCC-3s...............................................................................................27
           7.18      Inventory............................................................................................27
           7.19      No Shop..............................................................................................27

ARTICLE 8 TERMINATION.....................................................................................................28
           8.1       Termination of Agreement.............................................................................28
           8.2       Effect of Termination................................................................................28

ARTICLE 9CONFIDENTIALITY..................................................................................................28
           9.1       Confidential Information.............................................................................28

ARTICLE 10 GENERAL MATTERS................................................................................................29
           10.1      Tax Matters..........................................................................................29

           10.2      Dispute Resolution...................................................................................30
           10.3      Press Releases and Announcements.....................................................................30
           10.4      Agency...............................................................................................30
           10.5      Expenses.............................................................................................30
           10.6      Amendment; Modification..............................................................................31
           10.7      Waiver...............................................................................................31
           10.8      Notices..............................................................................................31
           10.9      Assignment...........................................................................................31
           10.10     No Strict Construction...............................................................................32
           10.11     Complete Agreement...................................................................................32
           10.12     Governing Law........................................................................................32
           10.13     Counterparts.........................................................................................32
           10.14     Bulk Transfer Laws...................................................................................32
           10.15     Severability.........................................................................................32


EXHIBITS TO ASSET PURCHASE AGREEMENT

           Exhibit A -- Trademark Assignment (Section 2.5(b)(i))
           Exhibit B -- Regulatory Assignment (Section 2.5(b)(ii))
           Exhibit C -- Bill of Sale (Section 2.5(b)(iii))
           Exhibit D -- Assignment and Assumption Agreement (Section 2.5(b)(iv))
           Exhibit E -- Transition Services Agreement (Section 2.5(b)(v))
           Exhibit F -- Release

                            ASSET PURCHASE AGREEMENT

       THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made as of September 14, 1999, by and between Warner Chilcott, Inc., a Delaware corporation ("Seller"), and Medicis Pharmaceutical Corporation, a Delaware corporation ("Purchaser").

       WHEREAS, Seller owns all rights to the ANDAs filed with the FDA with respect to the Products;

       WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, certain rights in and to the Products, including any rights associated with Seller's pending ANDAs, and certain related assets and Purchaser agrees to assume certain related obligations.

       NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

       1.1 Definitions. As used in this Agreement, the following terms listed below shall have the following meanings:

       "Affiliate" of a party means any individual, corporation, partnership, limited liability company, association, trust, estate or other business entity or organization controlled by, controlling or under common control with, such party.

       "ANDAs" means the Abbreviated New Drug Applications numbered 63-066 and 63-067 which were submitted to the FDA in order to obtain approval to market the Products in the United States, together with all amendments, modifications, supplements and updates thereto.

       "Assigned Trademark" means the trademark Vectrin(R) U.S. Registration No. 2,096,055, the registration thereof and the goodwill associated therewith.

       "Assumed Contracts" means the Manufacturing Agreement between Seller and Oread, Inc., dated December 14, 1998 (the "Manufacturing Agreement").

       "Business" means the development, manufacture, distribution, packaging, testing, marketing and sale of the Products.

       "Closing Date" has the meaning set forth in Section 2.5(a).

       "Closing Documents" has the meaning set forth in Section 2.5(b).

       "Confidentiality Agreement" means the Confidentiality Agreement, dated as of June 9, 1999, between Seller and Purchaser.

       "Developing Products" means alternative forms of minocycline HCl, including those set forth in Section 1.1 of the Disclosure Letter.

       "Disclosure Letter" means the disclosure letter delivered by the Seller to Purchaser concurrently with the execution and delivery of this Agreement.

       "Existing Products" means 50 mg and 100mg minocycline HCl capsules under the brand name Vectrin.

       "FDA" means the United States Food and Drug Administration.

       "HSR Act" means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations thereunder.

       "Inventory" means all (i) inventory of the Existing Products and New Products (if any) that has been labeled and packaged for sale and conforms to applicable Specifications including all sample and promotional inventory of Existing Products and New Products; (ii) work in process, which includes filled but unlabeled vials, capsules and batches not yet packaged; (iii) active ingredients and dedicated raw materials including all bulk minocycline HCl on hand; and (iv) packaging materials, which includes labels, inserts, cartons and partitions.

       "Know-how" means technical information and data related to the Developing Products and the Products as set forth in the ANDAs.

       "knowledge," when used in the phrase "to Seller's knowledge" shall mean, and shall be limited to, the actual knowledge of any person employed by Seller as of the date hereof and the actual and constructive knowledge of Seller's executive officers.

       "Material Adverse Effect" means a material adverse effect on the Products or the Purchased Assets.

       "Net Sales" means for the applicable period, the gross amount invoiced for any Royalty Product by Purchaser, its Affiliates or either of their licensees, to unaffiliated third parties, less amounts deducted on [REDACTED]:
(i) [REDACTED], (ii) [REDACTED], (iii) [REDACTED]; and (iv) [REDACTED].

       "New Product" means the [REDACTED].

       "Payment Claims" means any and all claims and/or amounts due to third parties, including, wholesalers, retailers, distributors, government buyers or group purchasing organizations (whether by agreement, government mandate or otherwise) that result or arise from rebate payments (e.g., Medicaid rebates), chargebacks (i.e., refunds owed to wholesalers due to a decrease in the average wholesale price), buy-againsts (i.e., reimbursements due to government customers when such government customer is forced to buy substitute product from another source at a higher price), returns, credits, price adjustments or other similar payments with respect to the Products.

       "Products" means the Existing Products and the New Product.

       "Purchaser Indemnified Party" means Purchaser and its Affiliates, directors, officers, employees, agents, consultants, advisors or other representatives of such person including legal counsel, accountants and financial advisors.

       "Regulatory Documents" means all files regarding the ANDAs, including correspondence, annual reports, adverse event reports and specifications, but only copies of such files to the extent not exclusively related to the Products or that Seller is required by law to retain the originals.

       "Release" has the meaning set forth in Section 7.15.

       "Royalty Products" means any [REDACTED] product sold by Purchaser, its Affiliates or either of their licensees.

       "Seller Indemnified Party" means Seller and its Affiliates, directors, officers, employees, agents, consultants, advisors or other representatives of such person including legal counsel, accountants and financial advisors.

       "Specifications" means the manufacturing and quality specifications for the Existing Products set forth in the ANDAs.
       "Tax" means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, franchise, capital, paid-up capital, profits, greenmail, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether or not disputed) imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax or any amount of Tax to be collected on behalf of a governmental authority.

       "Transition Services Agreement" has the meaning set forth in Section 2.5(b).

       "Warner Chilcott Trademarks" means the trademarks and trade names "Warner Chilcott" and any other trademark, trade name, corporate or company name, or service mark, in each case that incorporates the term "Warner Chilcott", including any abbreviations and derivations of the term "Warner Chilcott", and all logos, designs, trade dress and goodwill associated therewith.

                                    ARTICLE 2

                           PURCHASE AND SALE OF ASSETS

              2.1 Assets to be Purchased.

              (a) Subject to the conditions specified in this Agreement, at the Closing (as defined herein), Seller shall sell, assign and transfer to Purchaser, and Purchaser shall buy from Seller, the following property, assets and rights (collectively, the "Purchased Assets"):

                     (i) the Assigned Trademark and the goodwill associated
              therewith;

                     (ii) all copyrights owned by Seller in the labels and
              inserts used with the Products;

                     (iii) all Inventory owned by Seller as of the Closing Date;

                     (iv) the Know-how;

                     (v) all ANDAs;

                     (vi) all Regulatory Documents; and

                     (vii) all of Seller's rights under the Assumed Contracts.

              (b) The Purchased Assets shall not include any assets other than the assets specifically listed or described in Section 2.1(a). Notwithstanding the definition of Purchased Assets set forth above, the following assets (collectively, the "Excluded Assets") are expressly excluded from the purchase and sale contemplated hereby and, as such, are not included in the Purchased Assets and shall be retained by Seller:

              (i) the Warner Chilcott Trademarks;

              (ii) any refunds payable to Seller for Taxes of any nature paid prior to the Closing Date; and

              (iii) all cash, cash equivalents, trade and account receivables and similar items of Seller accrued prior to the Closing Date, whether or not the same may relate in whole or in part to the Products or the manufacturing, marketing or sale thereof by Seller.

              2.2 Assumption of Liabilities. Subject to the terms of this Agreement, at the Closing, Purchaser shall assume and agree to discharge and perform, as and when due, all liabilities and obligations arising after the Closing Date with respect to the Purchased Assets and the Products, including performance of all obligations and payment of all costs and expenses accruing after the Closing Date pursuant to the Assumed Contracts and Sections 7.2, 7.3, 7.7, 7.8 and 7.13 and payment of all costs and expenses for which Purchaser is responsible pursuant to Section 7.5.

              2.3 Purchase Price. The purchase price for the Purchased Assets shall be $11 million in cash (the -------------- "Purchase Price").

              2.4 Contingent Payments. In addition to the Purchase Price, in consideration of the sale of the Purchased Assets to Purchaser, Purchaser shall pay Seller the contingent payments set forth below:

              (a) [REDACTED]

              (b) [REDACTED]

              (c) [REDACTED]

              (d) Royalties. Commencing upon the Approval date and continuing for [REDACTED] years from the Approval date, Purchaser shall pay Seller the following royalties on Net Sales of Royalty Products:

              (i) [REDACTED] of Net Sales on annual Net Sales less than [REDACTED];

              (ii) [REDACTED] of Net Sales on annual Net Sales equal to or greater than [REDACTED] but less than [REDACTED];

              (iii) [REDACTED] of Net Sales on annual Net Sales equal to or greater than [REDACTED] but less than [REDACTED]; and

              (iv) [REDACTED] of Net Sales on annual Net Sales equal to or greater than [REDACTED].

              (e) Payments; Report. Purchaser shall make payments due under
Section 2.4(c) within [REDACTED] days following the end of the Bonus Year such payment was earned. Purchaser shall make all payments due under Section 2.4(d) within [REDACTED] days following the end of each calendar quarter. All payments pursuant to Sections 2.4(c) and (d) shall be accompanied by a report in writing showing the calendar quarter or Bonus Year, as the case may be, for which such payment applies, [REDACTED] the total payment due.

              (f) Payment; Currency. All payments by Purchaser to Seller under this Agreement shall be made in United States dollars and shall be made by wire transfer to a bank account designated in writing to Purchaser by Seller, and except as expressly set forth above all such payments shall be non-refundable.

              (g) Interest. Any late payments under this Agreement shall bear interest at a rate of [REDACTED] (as defined in The Wall Street Journal published on the date closest to the date payment was due). Such interest shall be calculated from the date payment was due until the date Purchaser sends the payment to Seller if Seller has not received such payment within [REDACTED] days after the date such payment was due (the "Grace Period"). Seller shall use its reasonable efforts to notify Purchaser of any payments owed to Seller that have not been paid by the end of the Grace Period; provided, however, that Purchaser acknowledges that Purchaser shall have no remedy in the event Seller fails to provide such notice; provided further, that in the event Seller does not receive a payment before the expiration of the Grace Period applicable to such payment, and Purchaser is able to demonstrate that it made such payment in good faith before the expiration of the Grace Period and that the failure of such payment was through no fault of Purchaser, then Seller shall extend the Grace Period until such time as it provides Purchaser with notice that such payment was not received. Purchaser shall be responsible for and pay any and all costs, including reasonable attorney's fees incurred by Seller in connection with collecting past due amounts from Purchaser after the Grace Period.

              (h) Books and Records; Audits. Purchaser shall maintain at its office, accurate and complete books and records of its sales relating to the Products consistent with customary business and accounting practices and in such form and in such detail as to enable the amount of payments payable hereunder to be determined. Commencing January 1, 2000, no more than once per year, Purchaser shall permit Seller or any representative of a nationally recognized accounting firm appointed by Seller or otherwise approved by Purchaser, at Seller's expense, upon reasonable notice and during normal business hours, to examine such books and records for the purposes of verifying Purchaser's reports and accounting submitted to Seller hereunder and determining the correctness of payments. The results of each such inspection shall be provided to Purchaser upon completion thereof. In the event of any underpayment of any payment by at least [REDACTED], the costs of such inspection shall be borne by Purchaser and such underpayment shall be immediately due and payable to Seller by Purchaser with interest specified in Section 2.4(g). In the event of any overpayment of any payment by at least [REDACTED], such overpayment shall be immediately due and payable to Purchaser by Seller, or subject to set-off pursuant to Section
2.6. Notwithstanding anything to the contrary contained in this Section 2.4(h), neither party shall be liable for incorrect payments occurring more than two (2) years prior to such examination.

              2.5 Closing Transactions.

              (a) Subject to the terms and conditions of this Agreement, the transactions described in this Agreement shall be consummated (the "Closing") at the offices of Kirkland & Ellis,

153 E. 53rd Street, New York, NY 10022, 10:00 a.m. (local time), on the first business day following the date on which the conditions to the Closing set forth in Article 3 have been satisfied or waived, or at such other place, time or date as Seller and Purchaser may agree. The date of the Closing is referred to herein as the "Closing Date".

              (b) At the Closing, the Seller shall execute and deliver to the Purchaser the following agreements and instruments (collectively, the "Closing Documents"):

                     (i) an assignment of Assigned Trademark, in substantially the form attached hereto as Exhibit A (the "Trademark Assignment");

                     (ii) an assignment of the ANDAs in substantially the form attached hereto as Exhibit B (the "Regulatory Assignment");

                     (iii) a bill of sale, in substantially the form attached hereto as Exhibit C (the "Bill of Sale") transferring ownership of the Inventory to Purchaser;

                     (iv) an assignment and assumption agreement, substantially in the form attached hereto as Exhibit D (the "Assignment and Assumption Agreement"), pursuant to which Seller assigns to Purchaser, Seller's right, title and interest under the Assumed Contracts and Seller assumes Seller's obligations thereunder;

                     (v) a transition services agreement, substantially in the form attached hereto as Exhibit E (the "Transition Services Agreement"), pursuant to which Seller shall provide to Purchaser certain services in connection with the Products until January 31, 2000.

                     (vi) an opinion of Kirkland & Ellis, counsel to Seller solely as to due incorporation, due authorization, execution, delivery and enforceability.

                     (vii) a certificate of an executive officer of Seller confirming the satisfaction of the conditions set forth in Section 3.1;

                     (viii) a certificate of the Secretary or an Assistant Secretary of Seller certifying as to (A) Seller's charter documents, (B) Seller's good standing, (C) the resolutions in which Seller's board of directors approved this Agreement, the Closing Documents and the transactions contemplated hereby and thereby, and (D) the incumbency of Seller's officers who execute any documents on behalf of Seller in connection with this Agreement;

                     (ix) the Release;

                     (x) a consent executed by Oread, Inc. consenting to the assignment by Seller to Purchaser of the Manufacturing Agreement; and

                     (xi) a release from PNC Bank, National Association and BankAmerica Business Credit Inc. substantially in the form of Exhibit F hereto and the related UCC-3s.

     (c) At the Closing, the Purchaser shall execute and/or deliver to the Seller:

                     (i) by wire transfer to a bank designated by Seller, in immediately available funds, an amount equal to the Purchase Price;

                     (ii) the Trademark Assignment;

                     (iii) the Regulatory Assignment;

                     (iv) the Bill of Sale;

                     (v) the Assignment and Assumption Agreement;

                     (vi) the Transition Services Agreement

                     (vii) a certificate of an executive officer of Purchaser confirming the satisfaction of the conditions set forth in Section 3.2; and

                     (viii) a certificate of the Secretary or an Assistant Secretary of Purchaser certifying as to (A) Purchaser's charter documents, (B) Purchaser's good standing, (C) the resolutions in which Purchaser's board of directors approved this Agreement, the Closing Documents and the transactions contemplated hereby and thereby, and (D) the incumbency of Purchaser's officers who execute any documents on behalf of Purchaser in connection with this Agreement.

       2.6 Right of Set-off. Purchaser expressly reserves the right to set-off any amounts due to Seller under this Agreement, including under
Section 2.4, by any material amounts due to Purchaser, if any, pursuant to
Article 6 or Sections 7.7 and 7.13.

                                    ARTICLE 3

                              CONDITIONS TO CLOSING

       3.1 Conditions to Purchaser's Obligations. The obligations of the Purchaser under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, any of which may be waived in whole or in part by the Purchaser as provided herein, except as otherwise provided by law:

       (a)           Representations and Warranties of Seller to be True;
Performance by Seller.

                     (i) The representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made or given again at and as of the Closing Date, except for any representation or warranty expressly stated to have been made or given as of a specified date, which, at the Closing Date, shall be true and correct in all material respects as of the date expressly stated.

                     (ii) The Seller shall have performed and complied in all material respects with all of its agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

              (b) Regulatory Consents; HSR. All notices to, and declarations, registrations and filings with, and consents, approvals and waivers from, and waiting periods required by, governmental and regulatory agencies required to consummate the transactions contemplated hereby, shall have been obtained. The waiting period required under the HSR Act, including any extensions thereof, shall have expired and any investigations relating to the sale hereunder that may have been opened by either the United States Department of Justice or the United States Federal Trade Commission by means of a request for additional information or otherwise shall have terminated.

              (c) No Proceeding or Litigation.

                     (i) No preliminary or permanent injunction or other order shall have been issued by any court of competent jurisdiction, whether federal, state or foreign, or by any governmental or regulatory body, whether federal, state or foreign, nor shall any statute, rule, regulation or executive order be promulgated or enacted by any governmental authority, whether federal, state or foreign, which prevents the consummation of the transactions contemplated in this Agreement.

                     (ii) No suit, action, proceeding or investigation before any court, arbitrator or administrative, governmental or regulatory body, whether federal, state or foreign, shall have been commenced and be pending against the Seller, its Affiliates or any of their respective associates, officers or directors seeking to prevent the sale of the Purchased Assets or the Products or asserting that the sale of the Purchased Assets or the Products would be illegal.

              (d) No Material Adverse Change. Seller has not undergone any Material Adverse Effect between the date hereof and the Closing Date.

              (e) Notices. Seller shall have given all notices required to be given to any persons prior to the consummation of the transactions contemplated by this Agreement.

              (f) Deliveries. Seller shall have delivered to Purchaser the documents required by Section 2.5, and fulfilled all of its obligations pursuant to Section 7.14.

       3.2 Conditions to Seller's Obligations. The obligations of the Seller under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, any of which may be waived in whole or in part by the Seller as provided herein, except as otherwise provided by law:

              (a) Representations and Warranties of Purchaser to be True; Performance by Purchaser.

                     (i) The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made or given again at and as of the Closing Date, except for any representation or warranty expressly stated to have been made or given as of a specified date, which, at the Closing Date, shall be true and correct in all material respects as of the date expressly stated.


                     (ii) The Purchaser shall have performed and complied in all material respects with all of its agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

              (b) Regulatory Consents; HSR. All notices to, and declarations, filings and registrations with, and consents, approvals and waivers from, and waiting periods required by, governmental and regulatory agencies required to consummate the transactions contemplated hereby shall have been obtained including the expiration of any waiting period under the HSR Act. The waiting period required under the HSR Act, including any extensions thereof, shall have expired and any investigations relating to the sale hereunder that may have been opened by either the United States Department of Justice or the United States Federal Trade Commission by means of a request for additional information or otherwise shall have terminated.

              (c) No Proceeding or Litigation.

                     (i) No preliminary or permanent injunction or other order shall have been issued by any court of competent jurisdiction, whether federal, state or foreign, or by any governmental or regulatory body, whether federal, state or foreign, nor shall any statute, rule, regulation or executive order be promulgated or enacted by any governmental authority, whether federal, state or foreign, which prevents the consummation of the transactions contemplated in this Agreement.

                     (ii) No suit, action, proceeding or investigation before any court, arbitrator or administrative, governmental or regulatory body, whether federal, state or foreign, shall have been commenced and be pending against the Purchaser, its Affiliates or any of their respective associates, officers or directors seeking to prevent the sale of the Purchased Assets or the Products or asserting that the sale of the Purchased Assets or the Products would be illegal.

                     (d) Deliveries. Purchaser shall have delivered to Seller the documents required by Section 2.5.

                                    ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF SELLER

                     As an inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated herein, Seller represents and warrants to Purchaser that:


       4.1 Organization. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation. Seller is duly qualified or licensed as a foreign corporation in each jurisdiction in which the nature of the Business makes such qualification or licensing necessary, except those jurisdictions where the failure to so qualify would not have a Material Adverse Effect.

       4.2 Valid and Binding Agreements. The board of directors of Seller has approved the consummation of the transactions contemplated hereby and by the Closing Documents and no further corporate proceedings on the part of Seller are necessary to consummate the transactions contemplated herein or therein. This Agreement has been, and on the Closing Date each of the Closing Documents shall be, duly and validly executed and delivered by Seller or its applicable Affiliate, and this Agreement is, and on the Closing Date each of the Closing Documents shall be, legal, valid and binding obligations of the Seller or its applicable Affiliate, enforceable against Seller or its applicable Affiliate, in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.

       4.3 No Violation, Etc. Neither the execution and delivery of this Agreement or the Closing Documents nor the consummation of the transactions contemplated by this Agreement or the Closing Documents nor compliance by Seller with any of the provisions hereof or thereof (a) violates or conflicts with any provision of the certificate of incorporation or by-laws of Seller or (b) violates, or conflicts with, or results in a breach of any provision of, or constitutes a default (or gives rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any agreement, lease, instrument, obligation, understanding or arrangement to which Seller or Seller's properties or assets may be bound or affected by or (c) violates any law, statute, rule or regulation to which Seller is subject.

       4.4 Consents and Approvals; Transfer. Except as set forth on Section 4.4 of the Disclosure Letter, no permit, consent, approval or authorization of, or declaration, filing or registration with, any governmental authority or third party is necessary in connection with the execution and delivery by Seller of this Agreement or the Closing Documents or the consummation by it of the transactions contemplated hereby or thereby, except such consents as would not have a Material Adverse Effect.

       4.5 Compliance with Law, Etc. Seller has conducted its business and operations, to the extent they relate to the manufacture, distribution and sale of the Products, in compliance with, and obtained all permits, licenses and other authorizations required under, all applicable laws, rules, regulations, orders, ordinances, judgments and decrees of all governmental authorities (federal, state and local) (collectively "Laws") including, without limitation, all requirements imposed by the FDA, except for such non-compliance which would not have a Material Adverse Effect. Seller has not within the past 24 months received written notice of any non-compliance with respect to, or potential liability under, any Laws, which Laws, non-compliance or liability relates to the Products or the Purchased Assets and which has not been satisfied or otherwise resolved, except for such non-compliance which would not have a Material Adverse Effect.


       4.6  Title; Sufficiency of Purchased Assets.  Except as set forth in
Section 4.6 of the Disclosure Letter, Seller has good and marketable title to the Purchased Assets, free and clear of all mortgages, security interests, liens, encumbrances and charges of any kind or nature ("Liens"), except for such Liens which would not have a Material Adverse Effect. The Purchased Assets constitute all of the assets, properties, licenses and other arrangements that are necessary to engage in the Business in a manner consistent with past practice and at Seller's historic capacity; provided, however, that Purchaser acknowledges that Seller has not and does not conduct any manufacturing operations related to the Products, all manufacturing operations are conducted by Oread, Inc.

       4.7 Intellectual Property.

           (a) Section 4.7 of the Disclosure Letter sets forth an accurate and complete list of all of the following intellectual property (the "Intellectual Property"):

               (i) all patents and patent applications assigned to or filed by Seller relating to the Business, including the country of filing, owner, application number, filing date, patent number, date of issue, expiration date and title;

               (ii) all registered trademarks and service marks, including the Assigned Trademark, and applications for registration of trademarks owned by, filed by or used by Seller relating to the Business, including country of filing, registration or application number, filing date and date of issue;

               (iii) all registered copyrights and applications for registration of copyrights owned by, filed by or used by Seller relating to the Business, including country of filing, owner, application number, date of issue and expiration date;

               (iv) all material common law trademarks, service marks, trade names, slogans, trade dress and the like owned by Seller relating to the Business;

               (v) all material license agreements pursuant to which Seller has outstanding rights to any intellectual property of others relating to the Business and all agreements, oral or written pursuant to which Seller is obligated to pay royalties to third parties with respect to such intellectual property; and

               (vi) all material license agreements, oral or written, pursuant to which Seller has granted to any person any outstanding right to any intellectual property relating to the Business and all agreements, oral or written, pursuant to which Seller is entitled to receive royalties from third parties with respect to such intellectual property, including licenses or other rights in unpatented formulations, manufacturing methods and other know-how and proprietary information of Seller.


           (b) Complete and accurate copies of all patents, trademarks, copyrights and applications therefor referenced in clauses (i), (ii) and (iii) of subsection (a) above and all agreements referred to in clauses (v) and (vi) of subsection (a) above have been made available to Purchaser. The Intellectual Property referenced in clauses (i), (ii) and (iii) has been duly registered with, filed in or issued by the United States Patent and Trademark Office to the extent necessary, and to the extent any ownership of such Intellectual Property has been registered, Seller is the registered owner thereof, in each case free and clear of all licenses or liens. Except as would not have a Material Adverse Effect, the registered trademarks referenced in clause (ii) of subsection (a) above are (i) valid and (ii) enforceable in their respective countries of filing against any infringement (as finally determined by a court of competent jurisdiction) of such trademarks.

           (c) None of the Intellectual Property is subject to any outstanding order, ruling, decree, judgment or stipulation by or of any governmental authority, and, except as would not have a Material Adverse Effect, to Seller's knowledge no third party is infringing upon any of the Intellectual Property, no claim exists that any of the Intellectual Property is not valid or enforceable by Seller.

           (d) Except as would not have a Material Adverse Effect, Seller has not taken or omitted any action which would have the effect of waiving any of its rights under any of the Intellectual Property.

           (e) Except as would not have a Material Adverse Effect, no licenses, sublicenses, or other agreements relating to the Intellectual Property exist which would limit or restrict the rights of Purchaser to operate the Business or which grant to a third party any rights in any Intellectual Property relating to the Business.

           (f) Except as would not have a Material Adverse Effect, there are no oppositions, cancellations or governmental, arbitration or other proceedings currently pending or, to Seller's knowledge, threatened, that protest the rights of Seller to use and/or register the trademarks and copyrights referenced in clauses (ii) and (iii) of subsection
(a) above.

                     (g) To Seller's knowledge, the conduct of the Business does not contravene, conflict with, violate or infringe upon any patent, trademark, service mark, copyright or other intellectual property right of a third party and no proprietary information or trade secret has been misappropriated by Seller from any third party. In addition, the use, licensing or sale by Seller of any of the Intellectual Property does not contravene, conflict with, violate or infringe upon any patent, trademark, service mark, copyright or other intellectual property right of a third party and does not require the agreement or consent of any third party that has not been obtained.

                     (h) Other than the Warner Chilcott Trademarks, the Intellectual Property constitutes all of the intellectual property used or required by Seller to sell the Products.

       4.8 Litigation. Except as set forth on Section 4.8 of the Disclosure Letter, there is no litigation, proceeding, investigation, arbitration or claim pending or to Seller's knowledge, threatened which affects in whole or in part the Products or the Purchased Assets.

       4.9 Broker's or Finder's Fees. There are no claims for brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated in this Agreement based upon any arrangement, actions or agreement by or on behalf of Seller.

       4.10 Power and Authority. Seller has all requisite corporate power and authority necessary to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the execution, delivery and performance of all documents and instruments to be delivered by Seller pursuant to the terms hereof. Seller has all requisite corporate power and authority necessary to carry on the Business.

       4.11 Absence of Certain Changes. From the date hereof until the Closing Date, Seller shall conduct the Business only in the ordinary course of business consistent with past practices and, without limiting the generality of the foregoing, there shall not be (a) an event or occurrence that has caused or will cause a Material Adverse Effect, (b) an amendment, termination or receipt of notice of termination of any Assumed Contract or any Permit, or (c) sale, lease or other disposition of any assets used in the Business, other than assets sold, leased or otherwise disposed of in the ordinary course of business consistent with past practices.

       4.12 Assumed Contracts. The Assumed Contracts are all the written contracts relating to the Business, the Purchased Assets or any assumed liabilities or by which any of the Purchased Assets are bound, pursuant to which the obligations of any party thereto are, or are contemplated to be, in respect of any such contract material to the Business. None of the oral contracts related to the Business are material to the Business. All of the Assumed Contracts are valid and binding and in full force and effect, subject to laws affecting creditors' rights. Neither Seller nor, to Seller's knowledge, any other Person is in default nor has any event occurred that would result in an event of default under any Assumed Contract. True and complete copies of all Assumed Contracts have been provided to Purchaser.

       4.13 Suppliers and Customers. Except as Seller does not reasonably expect would have a Material Adverse Effect, to Seller's knowledge,
(i) the relationships of Seller with its suppliers and customers with respect to the Business are satisfactory and (ii) no material customer or supplier with respect to the Business has canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with Seller, or to materially decrease its services to Seller or its usage of the services of Seller.

       4.14 Inventory. Section 4.14 of the Disclosure Letter sets forth an accurate and complete list of the Inventory and the expiration dates of Existing Products and New Products that have been labeled and packaged for sale as of [REDACTED]. Since such date, Seller has sold and distributed the Inventory in the ordinary course of business and consistent with past practice, except for sales pursuant to the agreements referred to on Exhibit B to the Transition Services Agreement.

       4.15 Legal Compliance- Food and Drug Administration. Except as set forth on Section 4.15 of the Disclosure Letter:

                     (a) Except as would not have a Material Adverse Effect, with respect to the Products for which a new or abbreviated new drug application has been approved by the FDA, the applicant and all persons performing operations covered by the application are in compliance with 21 U.S.C. Sections 355 or 357, 21 C.F.R. Parts 314 or 430 et. seq., respectively, and all terms and conditions of such application.

                     (b) Seller has not filed any establishment license application or product license application for any biologic product.

                     (c) Except as would not have a Material Adverse Effect, Seller is in compliance with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 C.F.R. Part 207.

                     (d) Seller does not conduct any manufacturing operations relating to the Business. All manufacturing operations relating to the Business are conducted by third parties (each a "Third Party Manufacturer"). To Seller's knowledge, all manufacturing operations conducted on behalf of Seller relating to the Business have been and are being conducted in compliance with current good manufacturing practices set forth in 21 C.F.R. Parts 210 and 211.

                     (e) Except as would not have a Material Adverse Effect, Seller has made available to Purchaser copies of any and all reports of inspection observations, establishment inspection reports, warning letters and any other documents received by Seller from the FDA that indicate or suggest lack of compliance with the FDA regulatory requirements by Seller or any person covered by a new or abbreviated new drug application of, or otherwise performing manufacturing operations for the benefit of, Seller.

                     (f) Neither Seller, nor to Seller's knowledge, any Third Party Manufacturer, has received any notice that the FDA has commenced, or threatened to initiate any action to withdraw its approval or request the recall of any Product, or commenced or threatened to initiate any action to enjoin production at any facility of Seller or any facility at which a Third Party Manufacturer conducts manufacturing operations on behalf of Seller.

                     (g) Except as would not have a Material Adverse Effect, none of the Products are adulterated or misbranded within the meaning of the FDCA, 21 U.S.C. Sections 301c et. seq. in any manner that gives rise to any liability on the part of Seller.

                     (h) To Seller's knowledge, neither Seller, nor its officers, employees or agents, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. Section 335a(a) or authorized by 21 U.S.C. Section 335a(b).

                     (i) Except as would not have a Material Adverse Effect, neither Seller, nor its officers, employees or agents, has made an untrue statement of a material fact or fraudulent statement to the FDA, failed to disclose a material fact required to be disclosed to the FDA, or committed an act, made a statement or failed to make a statement that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" as set forth in 56 Fed. Reg 46191 (September 10, 1991).

       4.16 Product Liability. Except as set forth on Section 4.16 of the Disclosure Letter, Seller has not received any written notice or claim involving any of the Products resulting from an alleged defect in design, manufacture, materials or workmanship, or any alleged failure to warn, or from any breach of implied warranties or representations; nor is there any basis for any such notice or claim.

       4.17 Product Revenues. Section 4.17 of the Disclosure Letter sets forth the accurate and complete Net Sales for the Product since the inception of the Product, including amounts invoiced for the Product.

       4.18 Limitation. SELLER MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER, OTHER THAN EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT AND IN THE CLOSING DOCUMENTS. EXCEPT AS SET FORTH IN THIS AGREEMENT AND IN THE CLOSING DOCUMENTS, SELLER HEREBY SPECIFICALLY DISCLAIMS WITH RESPECT TO THE PURCHASED ASSETS: (A) ANY IMPLIED REPRESENTATIONS OR WARRANTIES AS TO THE CONDITION, VALUE OR QUALITY OF THE PURCHASED ASSETS AND (B) ANY IMPLIED REPRESENTATIONS AND WARRANTIES OF MERCHANTABILITY, USAGE OR FITNESS FOR ANY PARTICULAR PURPOSE.

       4.19 Sale of Products in Puerto Rico. Seller has not directly sold any Products for delivery to or in the Commonwealth of Puerto Rico; provided that Seller makes no representation as to whether the ultimate customer of any Products is located in the Commonwealth of Puerto Rico.

                                    ARTICLE 5

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

                     As an inducement for Seller to enter into this Agreement and consummate the transactions contemplated herein, Purchaser represents and warrants to Seller that:


       5.1 Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation. Purchaser is duly qualified or licensed as a foreign corporation in each jurisdiction in which the nature of its business makes such qualification or licensing necessary, except those jurisdictions where the failure to qualify would not have a material adverse effect.

       5.2 Valid and Binding Agreements. The board of directors of the Purchaser has approved the transactions contemplated hereby and by the Closing Documents and has authorized the execution and delivery hereof and thereof and no further corporate proceedings on the part of the Purchaser are necessary to consummate the transactions contemplated herein or therein. This Agreement has been, and on the Closing Date each of the Closing Documents shall be, duly and validly executed and delivered by Purchaser, and this Agreement is, and on the Closing Date each of the Closing Documents shall be, legal, valid and binding obligations of the Purchaser enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.

       5.3 No Violation. Neither the execution and delivery of this Agreement or the Closing Documents nor the consummation of the transactions contemplated by this Agreement or the Closing Documents nor compliance by Purchaser with any of the provisions hereof or thereof (a) violates or conflicts with any provision of the certificate of incorporation or by-laws of Purchaser or (b) violates, or conflicts with, or results in a breach of any provision of, or constitutes a default (or gives rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any agreement, lease, instrument, obligation, understanding or arrangement to which Purchaser or Purchaser's properties or assets may be bound or affected by or (c) violates any law, statute, rule or regulation to which Purchaser is subject.

       5.4 Concent and Approvals. Except for any consents needed to transfer all ANDAs to Purchaser and register all ANDAs in the name of Purchaser and for the expiration of the waiting period under the HSR Act, no permit, consent, approval or authorization of, or declaration, filing or registration with, any governmental authority or third party is necessary in connection with the execution and delivery by Purchaser of this Agreement or the Closing Documents or the consummation by it of the transactions contemplated hereby or thereby except such consents as would not have a Material Adverse Effect.

       5.5. Brokers' or Finders' Fees. Except for Corporate Development Specialists, the fees of which will be paid by Purchaser, no person is or will become entitled to receive any brokerage or finder's fee, advisory fee or other similar payment for the transactions contemplated by this Agreement by virtue of having been engaged by or acted on behalf of Purchaser.


       5.6 Funds. Purchaser and any of its successors or assigns has available to it sufficient funds to enable it to consummate the transactions and to fulfill its obligations contemplated by this Agreement (including the payments contemplated by Section 2.4) and the Closing Documents, and to conduct the business of manufacturing, distributing and selling the Products.

                                    ARTICLE 6

                                 INDEMNIFICATION

       6.1 Indemnification by Seller. Seller shall indemnify, defend and hold harmless each Purchaser Indemnified Party from and against any and all loss, liability, damage, action, proceeding and expense (including, without limitation, reasonable attorneys fees and expenses) (collectively, "Losses") which a Purchaser Indemnified Party suffers or sustains or to which a Purchaser Indemnified Party becomes subject as a result of (i) the inaccuracy or breach by Seller of any representation or warranty made by Seller in this Agreement, (ii) the nonperformance of any covenant or the nonobservance of any agreement made or undertaken by Seller in this Agreement or in any of the Closing Documents, or
(iii) except as set forth in Sections 6.7(b) and 7.5, all liabilities or obligations of Seller to third parties arising prior to the Closing Date (A) under any Assumed Contract, (B) with respect to any of the Purchased Assets including any tax liabilities relating to the Business owed by Seller that accrued prior to the Closing Date, and (C) with respect to any Products sold, shipped or manufactured by Seller or on its behalf or any services provided by Seller or on its behalf in connection therewith.

       6.2 Indemnification by Purchaser. Purchaser shall indemnify, defend and hold harmless each Seller Indemnified Party from and against any and all Losses which a Seller Indemnified Party suffers or sustains or to which a Seller Indemnified Party becomes subject as a result of (i) the inaccuracy or breach by Purchaser of any representation or warranty made by Purchaser in this Agreement,
(ii) the nonperformance of any covenant or the nonobservance of any agreement made or undertaken by Purchaser in this Agreement or in any of the Closing Documents, or (iii) all liabilities or obligations arising after the Closing Date (A) under any Assumed Contract, (B) with respect to any of the Purchased Assets and (C) with respect to any Products sold, shipped or manufactured by Purchaser or on its behalf or any services provided by Purchaser or on its behalf in connection therewith.

       6.3 Procedures for Control of Third Party Claims. The Purchaser Indemnified Party or Seller Indemnified Party making a claim for indemnification under this Section 6 shall be, for the purposes of this Agreement, referred to as the "Indemnified Party" and the party against whom such claims are asserted under this Section 6 shall be, for purposes of this Agreement, referred to as the "Indemnifying Party". In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand, made by any person, firm, governmental authority or corporation against the Indemnified Party (a "Third Party Claim") such Indemnified Party must notify the Indemnifying Party in writing of the Third Party Claim within ten (10) business days after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure. If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, upon notice to the Indemnified Party, to assume the defense thereof; provided, that (i) the Indemnifying Party's counsel is reasonably satisfactory to the Indemnified Party, and (ii) the Indemnifying Party shall thereafter consult with the Indemnified Party upon the Indemnified Party's reasonable request for such consultation from time to time with respect to such suit, action or proceeding. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof, but the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. Whether or not the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees or any other Indemnified Party available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, neither the Indemnifying Party nor the Indemnified Party shall admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the other party's prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

       6.4 Survival of Representations and Warranties. No claim or action for indemnity under Sections 6.1(i) or 6.2(i) shall be asserted or maintained by an Indemnified Party after the expiration of twenty-four (24) months following the Closing Date, except for (i) a claim for indemnity made in writing by an Indemnified Party to an Indemnifying Party prior to such expiration, which sets forth in detail the basis for such claim or (ii) a claim by Seller pursuant to
Section 5.6, which may be asserted until the termination of all rights of Seller to receive royalty payments pursuant to Section 2.4(d).

       6.5 Limits on Indemnification. No claim for indemnification under Section 6.1(i) and 6.2(i) may be made, and no payment in respect thereof shall be required unless the aggregate amount of Losses against which an Indemnified Party is entitled to be indemnified exceeds tw0 hundred thousand dollars ($200,000.00), in which case the Indemnifying Party shall be liable for all Losses, including all Losses up to and including two hundred thousand dollars ($200,000.00). The maximum aggregate amount of Losses that an Indemnified Party shall be entitled to pursuant to Section 6 shall be ten million dollars ($10,000,000.00). The amount of any recovery to which an Indemnified Party may be entitled pursuant to this Section 6 shall be net of (i.e., after deducting) all national, federal, state, provincial and local income tax benefits and insurance proceeds inuring to such Indemnified Party as a result of the set of facts which entitle such Indemnified Party to recover from the Indemnifying Party pursuant to this Section 6. Notwithstanding anything contained in this
Section 6.5, Seller shall be liable to Purchaser for all Losses, without regard to the minimum or limitation contained in this Section 6.5, suffered by Purchaser in connection with the lawsuit styled Natasha Frazier v. Lederle Laboratories, American Cyanamid, Warner Chilcott, Inc., Warner Lambert Company, R.M. McMillin, M.D. and Roane County Family Practice.

       6.6 Limitation of Consequential and Other Damages. In no event shall Purchaser or Seller be liable for indirect, special, incidental, consequential or punitive damages suffered by the other party or an Indemnified Party, including, costs of procurement of substitute Product or services, business interruption losses, loss of business relationships or lost profits; provided, however, that nothing in this Section 6.6 shall be deemed to limit the indemnification obligations of Purchaser and Seller in this Section 6 to the extent a third party recovers any indirect, special, incidental, consequential or punitive damages from an Indemnified Party.

       6.7 Assumption of Risk. (a) Except as set forth in Section 6.7(b), Purchaser assumes all risk of and liability for loss, damage or injury, proven or unproven, to persons or property arising out of the manufacture, use, possession, packaging, testing, labeling, distribution or sale of the Products occurring on or after the Closing Date. After the Closing, Purchaser shall be responsible for compliance with all regulatory matters in relation to the Products, materials incorporated therein and the Purchased Assets (including the labels, inserts, packaging and processes used in connection thereto) and Purchaser shall be responsible for any and all communications with its customers regarding the Products and all of the foregoing. Except as set forth in Section 6.7(b), Seller shall bear no responsibility for the content and/or form of any warning, instruction or labeling provided in connection with Product sold by Purchaser on or after the Closing Date or otherwise communicated to customers. Purchaser shall not make any claim or raise any defense against Seller nor take any position in any litigation inconsistent with the provisions of this Section 6.7.

                     (b) Notwithstanding the foregoing, in the event Purchaser shall be liable to any third party for any Losses for any product liability claim relating to any Product included as part of the Inventory transferred pursuant to this Agreement, subject to Section 6.5, Seller shall indemnify Purchaser for such Losses; provided that Seller shall not be required to indemnify Purchaser for any Losses under this Section 6.7(b) to the extent and only to the extent, (i) any such Loss is attributable to Purchaser's failure to handle the Inventory in a manner consistent with industry practice or (ii) any such Loss is otherwise attributable to Purchaser's or its Affiliates' or either of their agents' gross negligence or wilful misconduct.

                                  ARTICLE 7

                                  COVENANTS

       7.1 Conduct of Business. (a) Seller agrees that from the date hereof until the Closing Date, without the written consent of the Purchaser, Seller shall not:

                               (i) Conduct the business exclusively related to
                     the manufacture, distribution and sale of the Products other than in the ordinary course;

                               (ii) Make any sale, transfer or other disposition
                     of any material Purchased Assets other than in the ordinary course of business or pledge or otherwise create a security interest in any of the Purchased Assets; or

                               (iii) Consent to the termination of any Assumed
                     Contract or waive any material rights with respect thereto.

                     (b) Seller agrees that from the date hereof until the Closing Date, Seller shall use all reasonable efforts to (i) preserve substantially the relationships with its material representatives, suppliers and customers, (ii) perform its obligations under all Assumed Contracts and Permits in all material respects and (iii) comply with all Laws.

       7.2 Regulatory Documents; Recordkeeping.

                     (a) Promptly following the Closing, the parties shall file with the FDA all documents required to transfer the ANDAs from Seller to Purchaser. Seller shall prepare and file the documents required of a former owner, and Purchaser shall prepare and file the documents required of a new owner.

                     (b) Following the Closing, Purchaser shall assume all regulatory responsibilities required under all Laws in connection with the Products, the ANDAs and the Regulatory Documents; provided, however, that in the event that the approval from the FDA to market the New Product has not been obtained prior to the Closing Date, Seller shall automatically be appointed as the exclusive agent of Purchaser to continue seeking approval from the FDA for the New Product. In addition, Purchaser shall pay any user fees associated with the Products that accrues after Closing but prior to the effective date of the transfer of the ANDAs.

                     (c) Promptly following the Closing, Purchaser shall take any and all action necessary to change, as expeditiously as possible, the National Drug Code ("NDC") number for the Products and to apply such new NDC number to the Products.

       7.3 Validatiion Costs. Seller shall be responsible for the payment of all validation costs and expenses relating to the approval of the manufacture of the Products by Oread, Inc.

       7.4 Assigned Trademark. Purchaser shall be responsible, at its sole cost and expense, for preparing, recording and registering in the United States Patent and Trademark Office the Trademark Assignment and all other assignments, documents or filings that may be necessary to record the transfer of the Assigned Trademarks to Purchaser. At the request of Purchaser, Seller shall use its reasonable efforts to assist Purchaser in performing its obligations under this Section 7.4.

       7.5 Rebates; Chargebacks; Returns; Other Payments to Third Parties.

                     (a) On and after the Closing Date, Purchaser shall be solely liable and responsible for all Payment Claims whether received by Purchaser or Seller, with respect to Product distributed or sold before and after the Closing Date and regardless of which batch code or NDC number is affixed to the Products; provided, however, that until June 30, 2000, Seller shall remain solely liable and responsible for any Payment Claim received by Purchaser, up to an aggregate liability of [REDACTED], relating to a return of any Product that at the time of receipt by Purchaser has expired or will expire within six (6) months thereafter. Any amount owed to Purchaser under this
Section 7.5 shall be subject to set-off pursuant to Section 2.6.

                     (b) In the event that any Payment Claim is received by Seller on or after the Closing Date, Seller may either (i) forward such Payment Claim to Purchaser as promptly as possible after receipt, in which case Purchaser shall immediately pay all amounts due under such Payment Claim, or
(ii) pay the amounts due under such Payment Claim. In the event that Seller elects to pay the amounts due under such Payment Claim, Purchaser shall promptly reimburse Seller for all amounts paid by Seller in satisfaction of the Payment Claim, upon receipt of evidence indicating that such Payment Claim was paid and the amount of such Payment Claim.

       7.6 Third Party Consent. Prior to the Closing, Seller shall obtain the consent required for the assignment of the Manufacturing Agreement.

       7.7 Payments after Closing. In the event that a payment is received by Seller from any person or entity and such payment indicates an intent (or is accompanied by or is the subject of any other unsolicited unambiguous indication of intent) that the payment is being made with respect to Product sold after Closing, then Seller shall forward such payment to Purchaser as promptly as practicable after receipt. In the event that a payment is received by Purchaser from any person or entity and such payment indicates an intent (or is accompanied by or is the subject of any other unsolicited, unambiguous indication of intent) that the payment is being made with respect to Product sold before Closing, then the Purchaser shall forward such payment to the Seller as promptly as practicable after receipt. In the event that a payment is received by either Purchaser or Seller from any person or entity and such payment does not indicate any indication or intent, the payment shall be allocated first to pay for sales of Product prior to Closing by Seller, and after all such sales are fully paid and accounted for, the payment shall be applied to sales of Product after Closing by Purchaser.

       7.8 Government Consents. Each party shall use its reasonable efforts, and the parties shall cooperate with each other (including without limitation by exchange of information), to obtain all waivers, permits, consents and approvals and to effect all registrations or other filings and notices with governmental or public bodies or authorities, including any filings required by the HSR Act, that are in the reasonable opinion of the Seller or the Purchaser necessary or reasonably desirable in connection with the transactions contemplated by this Agreement.

       7.9 Transactional License. Seller hereby grants to Purchaser a non-exclusive, non-transferable, royalty-free license until (i) Purchaser is in a position to distribute Products without use of packaging and labeling materials containing Warner Chilcott Trademarks, or (ii) twelve (12) months after the Closing Date, whichever is earliest, to use the Warner Chilcott Trademarks to the extent necessary to distribute and sell the Products using the existing packaging and labeling materials forming part of the Inventory; provided, that Purchaser shall use its reasonable efforts to make all necessary arrangements as soon as possible to enable Purchaser to ship Products without the use of any packaging or labeling materials that includes the Warner Chilcott Trademarks. When (i) the Purchaser is in a position to distribute Products without use of packaging and labeling materials containing Warner Chilcott Trademarks or (ii) the twelve (12) month period has expired, whichever is earliest, Purchaser shall not use any packaging or labeling materials that includes the Warner Chilcott Trademarks, for any purpose and shall destroy all such materials. Except for the express grant of rights to Purchaser under this
Section 7.9, Purchaser shall not use the Warner Chilcott Trademarks.

       7.10 Insurance. Purchaser shall provide and maintain a comprehensive product liability insurance policy or policies, written by a good and solvent insurance company satisfactory to Seller. Seller shall be named as an additional insured. The liability insurance policy shall insure against all liability related to the Purchased Assets and the Products (whether a party's liability arises from its own conduct or by virtue of its participation in this Agreement), including liability for bodily injury, property damage, wrongful death, and any contractual indemnity obligations imposed by this Agreement. The coverage limits of the policy or policies shall be in amounts that are reasonable and customary in the pharmaceutical industry for companies of comparable size and with comparable activities but in no event less than [REDACTED] per occurrence and [REDACTED] in the aggregate. The policy shall provide that it shall not be modified or canceled without prior notification to Seller. Within [REDACTED] days after the Closing Date, Purchaser shall provide a certificate of insurance to Seller which evidences the above-described coverage.

       7.11 Access. In addition to Seller's rights pursuant to Section 2.4(h), for a period of two years after the Closing Date, upon Seller's reasonable request, Purchaser shall permit Seller and its authorized agents to have access during normal business hours and upon reasonable prior notice, to inspect and copy agreements, records, books and other documents that are included in the Purchased Assets and identified with reasonable particularity, wherever located, solely for the purpose of (i) preparing tax returns and financial statements and responding to tax audits or (ii) prosecuting or defending any claim, litigation, proceeding or investigation which arises out of or relates to the Products or the Purchased Assets.

       7.12 Further Assurance. Each party hereto shall use all reasonable efforts to implement the provisions of this Agreement, and for such purpose each party, at the request of the other party, at or after the Closing, shall, without further consideration, (except as provided in Section 7.2) execute and deliver, or cause to be executed and delivered, to the other party such deeds, assignments, bills of sale, consents and other instruments in addition to those required by this Agreement, in form and substance satisfactory to the other party, as such other party may reasonably deem necessary or desirable to implement any provision of this Agreement.

       7.13 Payment of Taxes. All recordation, transfer and documentary taxes and fees, and any excise, sales or use taxes in connection with the transfer of the Purchased Assets not attributable to either party, shall be split evenly between the parties.

       7.14 Noncompetition Agreement.Except as provided to the contrary below, Seller agrees with the Purchaser, for the Purchaser's sole and exclusive benefit, that for a period commencing on the Closing Date until the termination of all rights of Seller to receive royalty payments pursuant to Section 2.4(d), neither Seller nor any of its Affiliates shall, directly or indirectly, engage in the Business or develop, manufacture, distribute, package, test, market or sell (i) any Developing Product or (ii) any line extensions or improvements on any Product or Developing Product; provided, however, that the foregoing covenant shall not apply with respect to (i) any Person that acquires a majority of the stock or assets of Seller or Warner Chilcott PLC, or any Person that acquires a majority of the stock or assets of an Affiliate of Seller, that prior to such acquisition already shall engage in the business described in the foregoing covenant; or (ii) the ownership or acquisition of up to five percent by Seller or any of its Affiliates of any Person which is engaged in the business described in the foregoing covenant; or (iii) the acquisition by Seller or any of its Affiliates of a majority of the stock or a majority of the assets of a Person that engages in the business described in the foregoing covenant; provided with respect to (iii), that the portion of the business of such Person that so competes does not exceed ten percent of the total business of such Person.

                     Seller and the Purchaser agree that a breach of this
Section 7.14 shall cause irreparable harm to the Purchaser and its Affiliates, that Purchaser's remedies at law for any breach or threat of breach of the provisions of this Section 7.14 shall be inadequate, and that the Purchaser shall be entitled to an injunction or injunctions to prevent breaches of this Section 7.14 and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which Purchaser may be entitled at law or in equity.

                     Seller acknowledges that (i) the scope of the protective restrictions provided for in this Section are reasonable when taking into account (A) the negotiations between the parties and (B) that Seller is the direct beneficiary of the Purchase Price paid pursuant to this Agreement, (ii) the consideration being paid to Seller pursuant to this Agreement is sufficient inducement for Seller to agree to the terms hereof, (iii) the provisions of this Section are reasonable and necessary to protect the Business of the Purchaser and (iv) the terms of this Section preclude Seller from competing with Purchaser with respect to the Business, the Developing Products and any line extensions and improvements on any Product or Developing Product.


       7.15 Termination of Legal Action. Contemporaneous with the Closing Date, Seller shall (a) prepare and file all papers necessary and required to withdraw from the Warner Chilcott, Inc. v. Medicis Dermatologists, Inc. lawsuit filed in the United States District Court of New Jersey, Civ. Act. No. 98-4085 (the "Litigation"), (b) enter into a release agreement related thereto in a form that is mutually acceptable to both parties (the "Release") and (c) prepare and file all papers and take all action necessary and required to withdraw any complaints filed with the FDA by Seller relating to Purchaser.

       7.16 Permits.

                     (a Cooperation and Reasonable Efforts. Seller shall use reasonable efforts, to take reasonable actions and to cooperate with Purchaser as may be necessary to transfer to Purchaser, or assist Purchaser in obtaining, all permits required to conduct the Business (the "Permits"). On or as soon as practicable after the Closing Date, the Seller shall file all applications necessary to transfer the Permits. The Seller shall use reasonable efforts to resolve objections, if any, as may be asserted by any governmental authority with respect to the applications contemplated hereby.

                     (b No Assignment. Notwithstanding anything to the contrary in this Agreement, Seller shall not transfer or assign any interest in any Permit, and Purchaser shall not assume any liability arising thereunder or resulting therefrom, if an assignment or transfer or an attempt to make an assignment or transfer of such Permit without the consent of a governmental authority would constitute a breach or violation thereof or a violation of law, or affect adversely the rights of Purchaser or Seller thereunder, until such consent has been obtained.

       7.17 UCC-3's. Promptly following the Closing, Seller shall prepare and file all documents and take all commercially reasonable actions, including the filing of UCC-3s ("UCC-3s"), required to terminate any and all financing statements relating to any of the Purchased Assets.

       7.18 Inventory. Following the Closing, Seller shall prepare and deliver to Purchaser a statement which sets forth an accurate and complete list of the Inventory and the expiration dates of Existing Products and New Products that have been labeled and packaged for sale as of the Closing Date (the "Final Inventory Statement").

       7.19 No Shop. Until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Article 8, Seller shall not, directly or indirectly, through any officer, director, agent, representative or otherwise, (i) solicit, initiate or encourage submission of proposals or offers from any person (other than Purchaser), relating to any acquisition or purchase of the

Business or the Purchased Assets, or (ii) participate in any discussions or negotiations regarding any of the foregoing, or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. Seller shall promptly notify Purchaser if it receives any such proposal or offer or any inquiry or contact with respect thereto.


                                    ARTICLE 8

                                   TERMINATION

       8.1 Termination of Agreement. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date:

                   (a By the mutual written consent of Seller and Purchaser;

                   (b By either Seller or Purchaser if the Closing shall not have occurred on or before September 30, 1999, unless such date has been extended by mutual agreement in writing or unless the parties are continuing to pursue clearance under the HSR Act;

                   (c By either Seller or Purchaser if consummation of the transactions contemplated hereby shall violate any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction;

                   (d By Purchaser if there has been a material violation or breach by Seller of any of the agreements, representations or warranties contained in this Agreement that have not been cured within fifteen (15) days from the date Seller receives notice of such violation or breach and that has not been waived in writing, or if there has been a material failure of satisfaction of a condition to the obligations of Purchaser that has not been waived in writing; or

                   (e By Seller if there has been a material violation or breach by Purchaser of any of the agreements, representations or warranties contained in this Agreement that has not been cured within fifteen
           (15) days from the date Purchaser receives notice of such violation or breach and that has not been waived in writing or if there has been a material failure of satisfaction of a material condition to the obligations of Seller hereunder that has not been waived in writing.

        8.2. Effect of Termination. If this Agreement is terminated pursuant to
Section 8.1, all further obligations of Seller and Purchaser under this Agreement shall terminate without further liability of Seller or Purchaser. The provisions of Sections 8.2, 9.1 and 10.3 shall survive any termination of the Agreement pursuant to Section 8.1.


                                    ARTICLE 9

                                 CONFIDENTIALITY

       9.1 Confidential Information. From and after the Closing, with respect to all confidential information or other proprietary information furnished, either in writing or orally, by one party or its Affiliates, directors, officers, employees, agents or representatives to the other party or its Affiliates, directors, officers, employees, agents or representatives pursuant to this Agreement (collectively, "Confidential Information"), the party receiving such Confidential Information shall maintain the confidential and proprietary status of such Confidential Information, keep such Confidential Information and each part thereof within its possession or under its control, use all its reasonable best efforts to prevent the disclosure of any Confidential Information to any other person, and use all its reasonable best efforts to ensure that such Confidential Information is used only for those purposes specifically authorized by this Agreement. These mutual obligations of confidentiality shall apply until five (5) years after termination or expiration of this Agreement, but such obligations shall not apply to any information to the extent that such information is:

                     (a) independently developed by such party as documented by prior written records outside the scope and not in violation of this Agreement;

                     (b) in the public domain at the time of its receipt or thereafter becomes part of the public domain through no fault of the recipient;

                     (c) received without an obligation of confidentiality from a third party having the right to disclose such information; and

                     (d) released from the restrictions of this Section 9 by the express written consent of the disclosing party.

                     If disclosure of Confidential Information is required by court order or governmental requirements, regulations, or investigations, the party being required to disclose the other party's Confidential Information, prior to such disclosure, shall notify the other party in a timely fashion to allow that party to take the necessary steps to seek a protective order or to otherwise take the necessary actions to maintain the confidentiality of this Confidential Information.

                     Notwithstanding the provisions of this Section 9, each party may, to the extent necessary, disclose the Confidential Information of the other party to its Affiliates, directors, officers, employees, consultants, vendors and clinicians under written agreements of confidentiality at least as restrictive on those set forth in this Agreement, who have a need to know such information in connection with such party performing its obligations or exercising its rights under this Agreement.

                                   ARTICLE 10

                                 GENERAL MATTERS

       10.1 Tax matters. Seller and Purchaser shall cooperate following the Closing to comply with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") (including, without limitation, completing form 8594), and any other applicable provisions of the Code. For all such purposes the allocation of the Purchase Price shall be set forth on a statement which shall be prepared by Purchaser and delivered to Seller promptly following Seller's delivery of the Final Inventory Statement. The allocations contained in Purchaser's Statement shall be used by each party in preparing all relevant tax returns and reports. Seller shall inform Purchaser of the amount of qualified research expenditure attributable to the Purchased Assets for purposes of
Section 41(f)(3) of the Code, and Seller and Purchaser shall make all returns and reports of Taxes (including Section 41 of the Code) consistently with the information provided to Purchaser. Such cooperation shall include, without limitation, delivery of any necessary information and access to the books and records of the other party. Seller and Purchaser shall also remit to each other completed resale exemption certificates and other similar certificates or instruments as are necessary to claim available exemptions from the payment of sales or use taxes under applicable laws.

       10.2 Dispute Resolution. The parties shall initially attempt in good faith to resolve any significant controversy, claim, or dispute arising out of or relating to this Agreement or the breach, termination or validity thereof (hereinafter collectively referred to as "Dispute") through at least one face-to-face negotiation between senior executives of the rank of at least Vice President at the place of business of the party of whom the meeting is first requested. Disputes which cannot be amicably resolved by the settlement discussions referenced above shall be submitted to binding arbitration conducted under the auspices of the Center for Public Resources (the "CPR") pursuant to the CPR Rules for Non-Administrative Arbitration. The arbitration shall be conducted before three (3) neutral arbitrators, one selected by each party and the third to be selected by the other two. The arbitration shall be governed by Delaware law as set forth in the Delaware Uniform Arbitration Act, Del. Code Ann. tit. 10 Sections 5702-5725, and judgment upon the award rendered by the arbitrators may be entered and enforced by any court having jurisdiction thereof. Any arbitration shall take place in Wilmington, Delaware. The prevailing party shall be entitled to recover its reasonable costs and attorneys' fees.

       10.3 Press Release and Announcements. No press release related to this Agreement or the transactions contemplated herein, or other announcement related to this Agreement or the transactions contemplated herein to the customers for, or suppliers of materials for, the Products, shall be issued without the joint approval of the Purchaser and Seller, except as otherwise required by law or stock exchange rule or regulations.

       10.4 Agency. Except as set forth in Section 7.2(b), neither party is, nor shall be deemed to be, an employee, agent, co-venturer or legal representative of the other party for any purpose. Neither party shall be entitled to enter into any contracts in the name of, or on behalf of the other party, nor shall either party be entitled to pledge the credit of the other party in any way or hold itself out as having the authority to do so.

       10.5 Expenses. Except as otherwise expressly provided herein, each party to this Agreement shall pay its own expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated herein.

       10.6 Amendment; Modification. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each party.

       10.7 Waiver. No provision of this Agreement shall be waived by any act, omission, course of dealing or knowledge of a party or its agents except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving party.

       10.8 Notices. All notices to be given hereunder shall be in writing, shall be effective when received, and shall be delivered personally, by facsimile transmission (receipt verified), mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, also effective only upon receipt thereof):


Notices to Purchaser:                                                with a copy to:
---------------------                                                ----------------
Medicis Pharmaceutical Corporation                                   Akin, Gump, Strauss, Hauer & Feld, L.L.P.
4343 East Camelback Road, Suite 250                                  1700 Pacific Avenue, Suite 4100
Phoenix, AZ  85018-2700                                              Dallas, TX  75201
Attention: Jonah Shacknai                                            Attention: Alan M. Utay
Telephone: 602-808-8800                                              Telephone: 214-969-2800
Telecopy:  602-808-3874                                              Telecopy:  214-969-4343


Notices to the Seller:                                               with a copy to:
---------------------                                                ----------------


Warner Chilcott, Inc.                                                Kirkland & Ellis
Rockaway 80 Corporate Center                                         Citicorp Center
100 Enterprise Drive, Suite 280                                      153 East 53rd Street, 39th Floor
Rockaway, NJ 07866                                                   New York, NY  10022-4675
Attention: Beth P. Hecht                                             Attention: Frederick Tanne
Telephone: (973) 442-3211                                            Telephone: (212) 446-4831
Telecopy:  (973) 442-3316                                            Telecopy:  (212) 446-4900



       10.9 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign any of its rights, liabilities or obligations hereunder without the prior written consent of the other party and any assignment without such consent shall be void, provided, however, that Purchaser may assign any of its rights, liabilities or obligations hereunder to (i) any wholly-owned subsidiary of Purchaser but only if such subsidiary has sufficient funds to enable it to fulfill all obligations contemplated by this Agreement; and (ii) commencing three (3) years after the Closing Date, to any third party that has sufficient funds to enable it to fulfill all obligations contemplated by this Agreement (and credible evidence of such assignee's sufficient funds, reasonably satisfactory to Seller, shall be provided to Seller prior to any assignment) and such assignment shall not have a material adverse effect on Seller.

       10.10 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any person. In this Agreement, the words "including" and "includes" shall be deemed to be followed by the phrase "without limitation."

       10.11 Complete Agreement. This Agreement (including the Disclosure Letter attached hereto and the agreements and documents referred to herein) contains the complete agreement between the parties and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way. The Confidentiality Agreement shall be deemed to have been superseded by this Agreement as of the Closing Date.

       10.12 Governing Law. The internal laws (without regard to the conflicts of law provisions) of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

       10.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which shall be considered one and the same instrument.

       10.14 Bulk Transfer Laws. Purchaser hereby waives compliance by Seller with the provisions of any so-called bulk transfer laws of any jurisdiction in connection with the sale of the Purchased Assets.

       10.15 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or unenforceability of the other provisions of this Agreement shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

                                    * * * * *

                     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                       MEDICIS PHARMACEUTICAL
                                       CORPORATION

                                       By:    /s/Mark A. Prygocki, Sr.
                                             --------------------------------------------
                                       Name:   Mark A. Prygocki, Sr.
                                              -------------------------------------------
                                       Title:  Chief Financial Officer
                                              -------------------------------------------

                                       WARNER CHILCOTT, INC.


                                       By:    /s/Beth P. Hecht
                                              -------------------------------------------
                                       Name:  Beth P. Hecht
                                              -------------------------------------------
                                       Title: Senior Vice President and General Counsel
                                              --------------------------------------------

                                                              EXECUTION COPY

                              WARNER CHILCOTT, INC.
                        Rockaway 80 Corporate Center 100
                           Enterprise Drive, Suite 280
                           Rockaway, New Jersey 07866



Medicis Pharmaceutical Corporation
4343 East Camelback Road, Suite 250
Phoenix, Arizona  85018-2700

Ladies and Gentlemen:

           In connection with the sale of certain assets by Warner Chilcott, Inc. ("Seller") to Medicis Pharmaceutical Corporation, Seller is providing the disclosures contained in this letter in accordance with the Asset Purchase Agreement dated as of the date hereof (the "Agreement"). The disclosures set forth herein are to be taken as relating to the representations and warranties in the section of the Agreement to which they expressly relate and not to any other representation or warranty in the Agreement, unless explicitly stated otherwise herein. No disclosure made herein shall (i) constitute an admission or determination that any fact or matter so disclosed is material to the Products or the Purchased Assets or (ii) be deemed to modify in any respect the standard of materiality set forth in any representation, warranty, covenant or other provision contained in the Agreement.

           Capitalized terms used herein and not defined herein have the meanings ascribed to such terms in the Agreement.

                                           WARNER CHILCOTT, INC.

                                           /s/ Beth P. Hecht
                                           ----------------------------
                                           Name: Beth P. Hecht
                                           Title:   Senior VP & General Counsel

                                DISCLOSURE LETTER

1.1        Developing Products

4.4        Consents

4.6        Liens

4.7        Intellectual Property

4.8        Litigation

4.14       Inventory

4.15       Legal Compliance - Food and Drug Administration

4.16       Product Liability

4.17       Net Sales

                                       1.1
                               DEVELOPING PRODUCTS

75 mg Minocycline HCL tablet

100 mg Minocycline HCL tablet

                                       4.4
                                    CONSENTS

1. Approval under Hart Scott Rodino (HSR) is necessary to consummate the transaction.

2.         Consent to assignment of Manufacturing Agreement between Oread, Inc.
           and Warner Chilcott dated December 14, 1998. Consent obtained from Oread, Inc. on August 6, 1999.

3. See Section 4.6, which provides disclosure relating to the Revolving Credit and Security Agreement.

                                       4.6
                                      LIENS

Under a Revolving Credit and Security Agreement dated March 30, 1998 between Warner Chilcott, Inc. and PNC Bank, National Association (the "Credit Agreement"), Warner Chilcott pledged certain assets as collateral for such loan. The assets pledged include Warner Chilcott's rights to the Vectrin(R) trademark as well as its inventory of Vectrin samples and inventory (including without limitation raw materials and work in process). To perfect PNC's security interest in the Vectrin(R) trademark under the Credit Agreement, Warner Chilcott also entered into a Trademark Collateral Assignment and Security Agreement dated March 30, 1998. PNC has agreed to release all liens and security interest in the Vectrin(R) trademark and inventory and will execute all documents necessary thereto so that Medicis will obtain clear title to such assets at the closing.

                                       4.7
                              INTELLECTUAL PROPERTY

PATENTS:  None

----------------- ------------------- --------------------- ------------------- --------------------------
Trademark         Country             Registration No.      Reg. Date           Class of Goods
----------------- ------------------- --------------------- ------------------- --------------------------
VECTRIN           United States       2,096,055             9/9/97              Pharmaceutical Products,
                                                                                namely minocycline
                                                                                hydrochloride in Class 5
----------------- ------------------- --------------------- ------------------- --------------------------

COPYRIGHTS: None Registered. Warner Chilcott transfers all such common law copyrights to packaging, inserts, labeling and advertising copy used exclusively for Vectrin.

TRADE DRESS: Warner Chilcott transfers all such rights, to extent trade dress is distinctive and legally protectable, in existing packaging and labeling of finished product and sample packs except for elements containing the Warner Chilcott logo or tradename.

LICENSE RIGHTS:  None

                                       4.8
                                   LITIGATION

1. Natasha Frazier v. Lederle Laboratories, American Cyanamid, Warner Chilcott, Inc., Warner Lambert Company, R.M. McMillin, M.D. and Roane County Family Practice, Circuit Court for Roane County, Tennessee, No 11620

                     Product liability suit. Plaintiffs are legal parents of a 12 year old female decedent, Natasha Frazier. Complaint alleges that Ms. Frazier's death was attributable to medical malpractice and failure of pharmaceutical companies to warn of risks of minocycline. Warner Chilcott's insurance company has assumed full defense of the claim.

2. Warner Chilcott, Inc. v. Medicis Dermatologies, Inc., United States District Court of New Jersey, Hon. Alfred M. Wolin,
           Civ. Act. No. 98-4085

                     Warner Chilcott is plaintiff in this suit alleging damage due to certain advertising and statements made by defendant.

3. Claudia Wojnarowicz Claim: On June 3, 1999, the law firm of Goforth Lewis & Williams in Houston, Texas, wrote the CEO of Warner Chilcott notifying it that it had been retained by Ms. Wojnarowicz to represent her in her claim of personal injuries arising out of minocycline, 100 mg. capsules. [REDACTED] Upon advise of outside counsel, the Company wrote to Goforth on July 27 asking for additional information so that this claim could be examined in more detail. As of August 20, 1999, no reply has been received. It is unclear at this point whether this claim will ripen into a lawsuit.

                                      4.14
                                    INVENTORY

                               See attached chart

                    VECTRIN INVENTORY AS OF AUGUST 19, 1999

             50 MG BOTTLES OF 100S                             5 MG SAMPLE 20S                                   100MG SAMPLE 20S
----------------------------------------------------------------------------------------------------------------------------------
  LOT #       EXP Date        QUANTITY         LOT #           EXP Date         QUANTITY         LOT #           EXP Date
----------- ---------------- ---------------- ---------------- ---------------- ---------------- ---------------- ----------------

617D8L      NOV-00                       668  618D8L           NOV-00                    18,192  626D8L           NOV-00
65019L      DEC-00                     4,509  13628L           JAN-00                       197  35168L           JUN-00
65119L      DEC-00                     4,603  35068L           JUL-00                     5,948  44386L           AUG-00
65219L      DEC-00                     4,565  619D8L           NOV-00                    20,013  623D8L           NOV-00
65319L      DEC-00                     4,692  620D8L           NOV-00                    23,649  624D8L           NOV-00
37278L      JUL-00                       213                                                     634D8L           NOV-00
                                                                                                 633D8L           NOV-00
                                                                                                 635D8L           NOV-00
                                                                                                 636D8L           NOV-00
                                                                                                 637D8L           NOV-00
                             ----------------                                   ----------------
UNITS                                 19,250                                             67,999
                                    $272,195                                           $278,116
==================================================================================================================================

                                    100MG BOTTLES OF 50
--------------------------------------------------------------------
  QUANTITY         LOT #           EXP Date        QUANTITY
 ---------------- ---------------- ---------------- ----------------

          22,589  622D8L           NOV-00                        48
             144  321D8L           NOV-00                        38
             144  68019L           DEC-00                     9,331
              96  68219L           DEC-00                     9,660
             144  68319L           DEC-00                     9,538
          24,184
          11,209
          23,771
          24,536
          24,243
 ----------------                                    ----------------
         131,060                                             28,615
        $800,777                                           $341,091
=====================================================================


                                               VALIDATION BATCHES

                                100S                                              60S
50MG                           BOTTLES         75MG                             BOTTLES
-----------               --------------- ---------------- ---------------- ----------------
08461B      MAY-01                 3,465  08548B           MAY-01                    10,035
                                          08550B           MAY-01                    10,193
                                          08551B           MAY-01                    10,328
                          ---------------                                   ----------------
UNITS                              3,465                                             30,556
$ TOTAL                          $36,500                                           $109,500
==============================================================================================

                                          50S
  100MG                                 BOTTLES
 ---------------- ----------------- ----------------
 08186D           JUN-00                      6,431
 08458B           FEB-01                      8,823
 08460B           MAR-01                      9,212
                                    ----------------
UNITS                                         24,466
$ TOTAL                                     $109,500


                                       RAW MATERIAL
-----------------------------------------------------------------------------------
     LOT #'S        DESCRIPT                      KGS ON HAND           VALUE
----------------- ----------------------- -------------------- --------------------
M23040            MINOCYCLINE                          205.62             $328,992
M23041            MINOCYCLINE                          179.79             $287,664
M23064            MINOCYCLINE                          126.73             $202,768
M23065            MINOCYCLINE                           49.63              $79,408
M23063            MINOCYCLINE                           61.43              $98,288




                                          -------------------- --------------------
TOTALS                                                 623.20             $997,120
====================================================================================

                                  EMPTY CAPSULE SHELLS
 ---------------------------------------------------------------------------------------
  LOT #'S                   STRENGTH                ON hands                 VALUE
 ----------------------- -------------------- ------------------ -----------------------
 ON ORDER                50MG T                       1,000,000               $4,110.00
 M23060                  50MG T                         493,945               $2,030.11
 M23059                  50MG S                         493,945               $2,153.60
 M23028                  75MG T                         313,945               $1,290.31
 M22915                  75MG S                         300,000               $1,308.00
 M23076                  75MG S                       1,581,775               $6,896.54
 M22924                  100MG T                        767,710               $3,193.67
 M23061                  100MG T                        170,410                 $708.91
 M23062                  100MG S                        520,410               $2,295.01
                                                                  ----------------------
TOTALS                                                                        $21,691.15
===========================================================================================

                                      4.15
                  LEGAL COMPLIANCE-FOOD AND DRUG ADMINISTRATION

1. As per 21 CFR 314.81(b)(2), annual reports containing post-marketing information are required to be submitted within 60 days of the anniversary date of the approval of the application. The 1999 Annual Reports for ANDAs 63-066 and 63-067 have not yet been submitted. However, please note that our target date for completion of these reports is on or before September 30, 1999. This proposed date falls within the 60 day period permitted by the regulations. In the event that Closing occurs prior to September 30, 1999, the Regulatory Affairs Department of the Seller shall use best effort to complete the report and submit it on behalf of Purchaser.

2. Certain information regarding ANDA 63-067 was not made available to representatives of Medicis at the time of diligence activities. The documents are as follows:

           -         Annual report [21 CFR 314.81 (b)(2)] dated 8/31/92

           - Letter from V. Kumar (of Warner Chilcott) to Dr. S. Dighe (of the FDA) dated 1/28/93

           - FDA Contact Sheets (which documented telephone conversations) and/or written correspondence between Ms. N. Enders (of Warner Chilcott) and Mr. N. Drezin or Dr. J. Spearmoo (both of the FDA's Division of Drug Marketing, Advertising and Communications) regarding a complaint filed by Warner Chilcott against certain advertising materials utilized to market a competitive brand of minocycline HCI capsules.

                                      4.16

                                PRODUCT LIABILITY

See Section 4.8, which provides disclosures for Frazier and Wojnarowicz claims.

                                      4.17
                                    NET SALES

                               See attached chart.

                        [ACCOMPANYING CHART WAS REDACTED]

                                     EXHIBIT B to TRANSITION SERVICES AGREEMENT

                        CURRENT LIST PRICES FOR PRODUCTS

Attached is a Product Listing containing the current prices of Vectrin(R) 50 mg capsules and Vectrin(R) 100 mg capsules. However, please note that also attached are 2 sheets detailing special pricing offered to Health Care Purchasing Agency in Orange, California. Also note that Warner Chilcott is a party to three agreements with pharmaceutical wholesalers, namely Bergen Brunswig, McKesson HBOC and Bindley Western providing for certain rebates and sales terms, which arrangements were previously disclosed to Medicis in their due diligence examination.

WARNER CHILCOTT
 LABORATORIES
Professional Products Division
      (letterhead)

                                 PRODUCT LISTING
                                -----------------

                                                                                                                          JULY 1999
                                                                                                                          ---------
        NDC#             PRODUCT                                        SIZE         FLAVOR/SHAPE             PRICE         PRICE
------- ---------------- ---------------------------------------------- ------------ ----------------------- ---------- ----------
RX      0047-0688 19     VECTRIN (MINOCYCLINE HCL CAPSULES, USP) 10              50             BLUE/OPAQUE  [REDACTED] [REDACTED]
------- ---------------- ---------------------------------------------- ------------ ----------------------- ---------- ----------
RX      0047-0687 24     VECTRIN (MINOCYCLINE HCL CAPSULES, USP) 50             100           ORANGE/OPAQUE  [REDACTED] [REDACTED]
------- ---------------- ---------------------------------------------- ------------ ----------------------- ---------- ----------